Exhibit 99.1

MabVax Therapeutics Holdings, Inc. Announces Private Placement Offering

SAN DIEGO, May 3, 2018 – MabVax Therapeutics Holdings, Inc. (Nasdaq: MBVX), a clinical-stage biotechnology company focused on the development of antibody-based products to address unmet medical needs in the treatment of cancer, today announced it has entered into securities purchase agreements with accredited investors pursuant to which the Company has agreed to sell $860,000 worth of shares of the Company’s newly designated 0% Series N Convertible Preferred Stock (the “Series N Preferred Stock”). Transaction costs are estimated to be $10,000. The initial conversion price for the Series N Preferred Stock is $1.10 per share of common stock. The offering is expected to close on or before May 7, 2018.

In connection with this offering, the Company offered incentive shares to prior investors who participated in the Company’s private offering in February 2018 as an incentive for the prior investors to make a minimum investment in this offering equal to 40% of their investment in February 2018. Assuming the prior investors invest at least 40% of their prior investment in this offering, they shall be entitled to receive their pro rata share of up to 10,988.88 shares of a new 0% Series O Convertible Preferred Stock (the “Series O Preferred Stock”), initially convertible into 1,098,888 shares of common stock.

Neither the Series N Preferred Stock nor the Series O Preferred Stock will be separately listed on any securities exchange or other trading market. The shares of Series N Preferred Stock and Series O Preferred Stock were offered and are being sold to certain accredited investors in a private placement. No bank was used for this transaction.

“The incremental funds from this financing are intended to provide additional operating capital while we continue to work toward closing potential strategic transactions with companies interested in certain products in our development pipeline,” stated President and CEO David Hansen. “These funds together with payments we expect to receive from these potential transactions should help us to sustain our spending on key programs in our development pipeline for the remainder of the year.”

MabVax intends to use the net proceeds of the offering to fund continuing clinical development of its HuMab 5B1 antibody designated MVT-5873 in combination with gemcitabine and nab-paclitaxal in first line therapy for the treatment of patients newly diagnosed with pancreatic cancer. The Company has treated two cohorts of patients for a total of six patients to date in this study; and these funds will enable the Company to continue enrolling up to approximately 10 additional patients with the objective of confirming early observations. The additional funding will also support the continued clinical development of the Company’s radioimmunotherapy product designated as MVT-1075 for the treatment of locally advanced or metastatic pancreatic cancer patients. MabVax initiated the phase I study of MVT-1075 in June 2017 and is in the process of treating additional patients to continue to assess the safety and potential efficacy of this treatment. Funds will also be used for general corporate purposes.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About MabVax:

MabVax Therapeutics Holdings, Inc. is a clinical-stage biotechnology company with a fully human antibody discovery platform focused on the rapid translation into clinical development of products to address unmet medical needs in the treatment of cancer. Our antibody MVT-5873, is afully human IgG1 monoclonal antibody (mAb) that targets sialyl Lewis A (sLea), an epitope on CA19-9, and is currently in Phase 1 clinical trials as a therapeutic agent for patients with pancreatic cancer and other CA19-9 positive tumors. CA19-9 is expressed in over 90% of pancreatic cancers and in other diseases including small cell lung and GI cancers. CA19-9 plays an important role in tumor adhesion and metastasis, and is a marker of an aggressive cancer phenotype. CA19-9 serum levels are considered a valuable adjunct in the diagnosis, prognosis and treatment monitoring of pancreatic cancer. With our collaborators including Memorial Sloan Kettering Cancer Center, Sarah Cannon Research Institute, Honor Health and Imaging Endpoints, we have treated over 56 patients with either our therapeutic antibody designated as MVT-5873 or our PET imaging diagnostic product designated as MVT-2163 in Phase 1 clinical studies, and demonstrated early safety and specificity for the target. Patient dosing is continuing in Phase 1 clinical studies of MVT-5873 in combination with nab-paclitaxel and gemcitabine to patients newly diagnosed with CA19-9 positive pancreatic cancer, and for the Company's radioimmunotherapy product MVT-1075. Our human antibody targeting Tn and sTn is in preclinical development. For additional information, please visit the Company's website, www.mabvax.com.

Forward Looking Statements:

This press release on announcing the private placement contains "forward-looking statements" regarding matters that are not historical facts, including statements relating to the financing and use of proceeds, the Company's MVT-5873, MVT-2163 and MVT-1075 clinical development programs, and the Company’s human antibody targeting Tn and sTn in preclinical development. We have no assurance that all the product development pipeline will be fully developed by the Company. Further, we have no assurance that potential strategic transactions will be completed in a timely manner, if at all. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, or SEC, including the factors described in the section entitled "Risk Factors" in its annual report on Form 10-K for the fiscal year ended December 31, 2017, as amended and supplemented from time to time and the Company's Quarterly Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. The parties do not undertake any obligation to update forward-looking statements contained in this press release.

MabVax Investor Contact:

Email: MabVaxIR@mabvax.com
Phone: 833-208-6789

Media Contact:

Russo Partners LLC
Phone: 212-845-4272
Email: travis.kruse@russopartnersllc.com